UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 19, 2006

WI-FI TV, INC.
(Exact name of registrant as specified in its charter)

Nevada	86-0888532
(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)

3408 Via Oporto, Suite 202
Newport Beach, California
(Address of Principal Executive Office) (Zip Code)

949-675-5011
(Registrant’s telephone number, including area code)

Kanakaris Wireless
1280 Bison, Suite B9-597
Newport Beach, California 92660
(Former Name or Former Address, If Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01   Entry into a Material Definitive Agreement.

On May 19, 2006, we entered into a Strategic Alliance Memorandum of Understanding (the “Agreement”) with Collectible Concepts Group, Inc. (“Collectible”) pursuant to which we shall create a web page for certain Collectible products on our website. We were granted the right to place and sell certain Collectible products on one or more eBay shopping sites. Additionally, Collectible shall make available packages consisting of selected Collectible products, and we shall have the exclusive right to sell these packages.

Furthermore, Collectible granted us the right to broadcast on our website certain segments from its sports film library, which include certain selected sports-related programs, newsreels, classic movies, cartoons and other selected content (“Content”). Collectible shall provide us a minimum of ten hours of Content per week until all the Content has been delivered.

Under the Agreement, we shall pay Collectible (i) 50% of any pay-per-view fees we charge our members to view the Content, (ii) 50% of any advertising revenues we obtain from video advertisements placed at the beginning of any Content broadcasted, and (iii) 50% of the sale price of each Collectible product sold though our global distribution platform. The Agreement has a term of one year and shall renew automatically for one additional year, unless the Agreement is earlier terminated.

The foregoing summary of the Agreement is not complete and is qualified in its entirety by reference to the complete text of the Agreement which is attached hereto as Exhibit 10.1.

Item 9.01 Financial Statements and Exhibits.

(c)	Exhibits. The following item is filed as an exhibit to this report:

ExhibitNo.	Description

10.1	Strategic Alliance Memorandum of Understanding Between Collectible Concepts, Inc. and Wi-Fi TV, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

WI-FI TV, INC.

Dated: May 25, 2006	By:	/s/ Alex Kanakaris

Name: Alex Kanakaris Title: President and CEO